Exhibit 99.4

METALPHA TECHNOLOGY HOLDING LIMITED

2022 PERFORMANCE INCENTIVE PLAN

SHARE UNIT AWARD AGREEMENT

THIS SHARE UNIT AWARD AGREEMENT (this “Agreement”) is dated as of January 26, 2023 by and between Metalpha Technology Holding Limited (previously known as Dragon Victory International Limited), an exempted company organized under the Companies Law of the Cayman Islands, and its successors (the “Company”), and Ni Ming (the “Participant”).

WITNESSETH:

WHEREAS, pursuant to the 2022 Performance Incentive Plan of the Company (the “Plan”), the Company has granted to the Participant, effective as of the date hereof (the “Award Date”), a credit of share units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement, the Company hereby grants to the Participant an Award with respect to an aggregate of 400,000 share units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Share Units”). As used herein, the term “share unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Ordinary Shares (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Share Units vest pursuant to Section 3. The Share Units shall not be treated as property or as a trust fund of any kind.

3. Vesting. Subject to Section 8 below, the vesting of the Award is conditional on the attainment of performance goals of the Company (the “Company Performance Goals”) and any other vesting schedule/conditions as set forth in Exhibit A to this Agreement. The Award subject to this Agreement will not become vested on the applicable Determination Date (as defined below), unless the Administrator determines that the relevant Company Performance Goals with respect to the applicable Determination Date have been attained. If any Company Performance Goal is not attained as determined by the Administrator, the corresponding Vesting Proportion of the Award shall be immediately cancelled and forfeited as of the relevant Determination Date.

For purposes of this Agreement, a “Determination Date” means the date set forth in Exhibit A to this Agreement, or such other date as determined by the Administrator, on which the Administrator determines whether the relevant Company Performance Goals with respect to a Performance Period have been achieved. A “Performance Period” means a period set forth in Exhibit A to this Agreement. The “Vesting Proportion” means the percentage of Award earned and vested if the corresponding Company Performance Goals are attained as set forth in Exhibit A to this Agreement.

Any Share Units that vest pursuant to the terms of this Agreement will be payable on, and subject to, the terms provided in Section 7 of this Agreement.

4. Continuance of Employment. The vesting schedule requires continued employment or service with the Company or any Subsidiary until the Determination Date, as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or services, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units. The Participant shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Share Units and any Ordinary Shares underlying or issuable in respect of such Share Units until such Ordinary Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.

(b) Dividend Equivalent Rights Distributions. As of any date that the Company pays an ordinary cash dividend on its Ordinary Shares, the Company shall pay the Participant an amount equal to the per share cash dividend paid by the Company on its Ordinary Shares on such date multiplied by the number of Share Units remaining subject to this Award as of the related dividend payment record date. No such payment shall be made with respect to any Share Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8.

6. Restrictions on Transfer. Except as the Administrator may approve in accordance with Section 5.7 of the Plan, neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

7. Timing and Manner of Payment of Share Units. On or as soon as administratively practical following the vesting of any Share Units pursuant to Section 3 hereof or Section 7 of the Plan (and in all events not later than two months after the applicable vesting date), the Company shall deliver to the Participant a number of Ordinary Shares (either by delivering one or more certificates for such shares or by entering such shares in book-entry form, as determined by the Company in its discretion) equal to the number of the Share Units subject to this Award that vest on the applicable vesting date, unless such Share Units terminate prior to the given vesting date pursuant to Section 8. The Administrator, may in its sole discretion, elect to pay cash or part cash and part Ordinary Shares in lieu of delivering only Ordinary Shares for the vested Stock Units. If a cash payment is made in lieu of delivering Ordinary Shares, the amount of such payment shall be equal to the fair market value of the Ordinary Shares determined in accordance with Section 5.6 of the Plan as of the vesting date. The Company’s obligation to deliver Ordinary Shares or otherwise make payment with respect to vested Share Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Share Units deliver to the Company any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. In addition, the Company’s obligation to deliver Ordinary Shares is subject (to the extent required by applicable law) to the Participant’s (or any other person entitled under the Plan) making a cash payment to the Company in an amount equal to the par value of the Ordinary Shares to be delivered. The Participant shall have no further rights with respect to any Share Units that are paid or that terminate pursuant to Section 8.

8. Effect of Termination of Employment. The Participant’s Share Units shall terminate to the extent such units have not become vested prior to the first date the Participant is no longer employed by the Company or one of its Subsidiaries, regardless of the reason for the termination of the Participant’s employment with the Company or a Subsidiary, whether with or without cause, voluntarily or involuntarily. If any unvested Share Units are terminated hereunder, such Share Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company’s shares contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such shares), the Administrator shall make adjustments in accordance with such section in the number of Share Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are paid pursuant to Section 5(b).

10. Tax Withholding. Subject to Section 8.1 of the Plan, upon any distribution of Ordinary Shares in respect of the Share Units, the Company may, at its option, either reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates or require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by national or local tax law to be withheld with respect to such distribution or payment.

11. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been given only when received, but if the Participant is no longer an employee of the Company, a notice shall be deemed to have been duly given by the Company when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) through a post office or an internationally-recognized express courier service.

12. Plan. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Share Units, and rights no greater than the right to receive the Ordinary Shares as a general unsecured creditor with respect to Share Units, as and when payable hereunder.

15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands without regard to conflict of law principles thereunder.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

19. Clawback Policy. The Share Units are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Share Units or any Ordinary Shares or other cash or property received with respect to the Share Units (including any value received from a disposition of the shares acquired upon payment of the Share Units).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

METALPHA TECHNOLOGY HOLDING LIMITED		PARTICIPANT

By:	/s/ Liu Limin	/s/ Ni Ming
Print Name:	Liu Limin	Signature
Its:	Chairman
Ni Ming
Print Name

[Signature Page to Share Unit Award Agreement]

Exhibit A

Performance Period	Determination Date	Company Performance Goals	Vesting Proportion
April 1st, 2022 to March 31st, 2023		The aggregate notional amount (as defined in the product selling documents) of all derivative products issued by Metalpha Limited (a 51%-owned subsidiary of the Company) exceeds US$100 million.	50%
April 1st, 2022 to March 31st, 2024		The aggregate notional amount (as defined in the product selling documents) of all derivative products issued by Metalpha Limited (a 51%-owned subsidiary of the Company) exceeds US$500 million.	50%

A-1